NFL and DIRECTV Extend NFL SUNDAY TICKET
In New Multi-Year Deal

New Agreements Also Renew NFL Network with TV Everywhere,
Expand DIRECTV’s Digital Rights and Continue Distribution of New DIRECTV FANTASY ZONE Channel

NEW YORK and EL SEGUNDO, Calif., Oct. 1, 2014 – The National Football League and DIRECTV have extended and expanded DIRECTV's exclusive rights to carry NFL SUNDAY TICKET and its package of every Sunday afternoon out-of-market game through a new multi-year agreement.
The new agreement also expands DIRECTV’s rights to stream NFL SUNDAY TICKET live on mobile devices and via broadband, known as NFL SUNDAY TICKET.TV, as previously announced.
Specific terms of the agreement were not disclosed.
Under the new pact, DIRECTV will also continue to broadcast its RED ZONE CHANNEL and its new DIRECTV FANTASY ZONE channel that debuted this season. In addition, DIRECTV and the NFL also extended their NFL Network distribution relationship with DIRECTV to offer its customers TV Everywhere access to NFL Network anytime, anywhere on virtually any device.

"We are pleased to continue our partnership with DIRECTV," said NFL Commissioner Roger Goodell. "DIRECTV and NFL SUNDAY TICKET have served our fans well for 20 years and continue to complement our broadcast television packages. We also appreciate DIRECTV's commitment to NFL Network, which it has carried since the channel launched in 2003."

“This new agreement is a testament to the terrific long-term relationship we have with the NFL and its millions of fans across the country,” said Mike White, chairman, president and CEO of DIRECTV. “NFL SUNDAY TICKET has always been the
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NFL and DIRECTV Extend NFL SUNDAY TICKET

centerpiece of DIRECTV’s sports leadership and we’re pleased to continue our relationship with the NFL and be a part of the League’s future growth and success.”
Under the new NFL SUNDAY TICKET agreement, DIRECTV will continue to offer all out-of-market Sunday afternoon games in HD. DIRECTV customers who purchase NFL SUNDAY TICKET MAX will also have access to the online/mobile service to watch their games on virtually any device; a Game Mix channel with up to eight games on one screen; both the RED ZONE CHANNEL and new DIRECTV FANTASY ZONE channel; and Short Cuts, which offers replays of each Sunday game in 30 commercial-free minutes.
The new DIRECTV FANTASY ZONE channel is devoted entirely to fantasy football and fields a team of fantasy experts offering real-time game-to-game fantasy analysis and statistics powered by NFL.com Fantasy.

About DIRECTV
DIRECTV (NASDAQ: DTV) is one of the world’s leading providers of digital television entertainment services delivering a premium video experience through state-of-the-art technology, unmatched programming and industry leading customer service to more than 38 million customers in the U.S. and Latin America. In the U.S., DIRECTV offers its over 20 million customers access to more than 195 HD channels and Dolby-Digital® 5.1 theater-quality sound, access to exclusive sports programming such as NFL SUNDAY TICKET™, Emmy-award winning technology and higher customer satisfaction than the leading cable companies for 14 years running. DIRECTV Latin America, through its subsidiaries and affiliated companies in Brazil, Mexico, Argentina, Venezuela, Colombia, and other Latin American countries, leads the pay TV category in technology, programming and service, delivering an unrivaled digital television experience to more than 18 million customers. DIRECTV sports and entertainment properties include two Regional Sports Networks (Rocky Mountain and Pittsburgh), and minority ownership interests in Root Sports Northwest and Game Show Network. For the most up-to-date information on DIRECTV, please visit www.directv.com.

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